EXHIBIT 10.27

The Goldman Sachs Group, Inc.
[One-Time][Year-End] Restricted Stock Award
This Award Agreement, together with The Goldman Sachs Amended and Restated Stock Incentive Plan (2025) (the “Plan”), governs your __________ award of Restricted Shares (your “Award”). You should read carefully this entire document (including its [Appendix][Appendices]), the Award Statement and the Signature Card (together, the “Award Agreement”), as well as the other documentation presented to you in connection with acceptance of your Award (collectively, “Award Documentation”).
Acceptance
1.You Must Decide Whether to Accept Your Award. To be eligible for your Award, you must by the Acceptance Deadline: (a) open and activate an Account; (b) accept any Additional Terms presented to you as part of the Award Documentation; and (c) execute (including by electronic means) the accompanying Signature Card in accordance with its instructions. By executing the Signature Card, you confirm your agreement to all of the terms of the Award Agreement (including the Award Statement and the Signature Card), as well as any Additional Terms.
Documents that Govern Your Award; Definitions
2.The Plan. Your Award is granted under the Plan, and the Plan’s terms apply to, and are a part of, this Award Agreement. The Plan and its prospectus are included with the Award Documentation.
3.Your Award Statement. The accompanying Award Statement contains the number of Restricted Shares awarded to you and some of your Award’s specific terms. For example, it specifies the Date of Grant and Transferability Date.
4.Definitions. Unless otherwise defined herein, including in the Definitions Appendix or any other Appendix, capitalized terms have the meanings provided in the Plan.
Vesting of Your Restricted Shares
5.Vesting. All of your Restricted Shares are Vested. When a Restricted Share is Vested, it means only that your continued active Employment is not required for that Restricted Share to become fully transferrable without risk of forfeiture. Vesting does not mean you have a non-forfeitable right to your Award. The terms of this Award Agreement (including conditions to release of Transfer Restrictions) continue to apply to Restricted Shares, and you can still forfeit any Restricted Shares.
Delivery of Your Restricted Shares
6.Delivery. Reasonably promptly (but no more than 30 Business Days) after the Delivery Date, your Restricted Shares (less applicable withholding as described in Paragraph 12(b)) will be delivered by book entry credit to your Account. The Committee may select multiple dates within the 30-Business-Day period following the Delivery Date to deliver your Restricted Shares, and all such dates will be treated as a single Delivery Date for purposes of this Award. Until such delivery, you have only the rights of a general unsecured creditor, and no rights as a Shareholder.

Transfer Restrictions Following Delivery
7.Transfer Restrictions. [[__] of the Restricted Shares granted to you before tax withholding (or, if the applicable tax withholding rate is greater than ____%, all Restricted Shares after tax withholding)] [All of the Restricted Shares granted to you after tax withholding] will be subject to Transfer Restrictions until the Transferability Date. Any purported sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition in violation of the Transfer Restrictions will be void. Within 30 Business Days after the applicable Transferability Date identified on your Award Statement, GS Inc. will remove the Transfer Restrictions on the Restricted Shares. The Committee may select multiple dates within the 30-Business-Day period on which to remove Transfer Restrictions, and all such dates will be treated as a single Transferability Date for the purposes of this Award.
Dividends
8.Dividends. You will be entitled to receive on a current basis any regular cash dividend paid in respect of any Restricted Shares.
Forfeiture of Your Award
9.How You May Forfeit Your Award. This Paragraph 9 sets forth the events that result in forfeiture of up to all of your Restricted Shares and may require repayment to the Firm of up to all other amounts previously delivered or paid to you under your Award in accordance with Paragraph 10. More than one event may apply, and in no case will the occurrence of one event limit the forfeiture and repayment obligations as a result of the occurrence of any other event. Paragraph 11 (relating to certain circumstances under which release of Transfer Restrictions may be accelerated) provides for exceptions to one or more provisions of this Paragraph 9.
(1)[Restricted Shares Forfeited upon Association with a Covered Enterprise. Except as prohibited by applicable law, if the Committee determines that you Associated with a Covered Enterprise before the applicable Restriction Date, your rights to all of your Restricted Shares will terminate and such Restricted Shares will be cancelled. The “Restriction Date” is __________.]
(2)Restricted Shares Forfeited upon Solicitation of Clients or Employees [and Certain Adverse Financial Events]. If the Committee determines that any of the following has occurred before the Transferability Date, your rights to all of your Restricted Shares will terminate and such Restricted Shares will be cancelled:
(a)You Solicited Clients or Employees or Interfered with Client or Employee Relationships. Except as prohibited by applicable law, either:
(i)you, in any manner, directly or indirectly, (1) Solicited any Client to transact business with a Covered Enterprise or to reduce or refrain from doing any business with the Firm, (2) interfered with or damaged (or attempted to interfere with or damage) any relationship between the Firm and any Client, (3) Solicited any person who is an employee of the Firm to resign from the Firm, (4) Solicited any Selected Firm Personnel to apply for or accept employment (or other association) with any person or entity other than the Firm or (5) participated in the hiring of any Selected Firm Personnel by any person or entity other than the Firm (including, without limitation, participating in the identification of individuals for potential hire, and participating in any hiring decision), whether as an employee or consultant or otherwise, or
(ii)Selected Firm Personnel were Solicited, hired or accepted into partnership, membership or similar status by any entity where you have, or will have, direct or indirect managerial responsibility for such Selected Firm Personnel, unless the Committee determines that you were not involved in such Solicitation, hiring or acceptance.

(b)[GS Inc. Failed to Maintain the Minimum Tier 1 Capital Ratio. GS Inc. failed to maintain the required “Minimum Tier 1 Capital Ratio” as defined under Federal Reserve Board Regulations applicable to GS Inc. for a period of 90 consecutive business days.]
(c)[GS Inc. Was Determined to Be in Default. The Board of Governors of the Federal Reserve or the Federal Deposit Insurance Corporation (the “FDIC”) made a written recommendation under Title II (Orderly Liquidation Authority) of the Dodd-Frank Wall Street Reform and Consumer Protection Act for the appointment of the FDIC as a receiver of GS Inc. based on a determination that GS Inc. is “in default” or “in danger of default.”]
(3)Restricted Shares Forfeited upon Certain Events. If the Committee determines that any of the following has occurred, your rights to all of your Restricted Shares will terminate and such Restricted Shares will be cancelled, as may be further described below:
(a)You Failed to Consider Risk. You Failed to Consider Risk during ______.
(b)You Engaged in Conduct Constituting Cause. Any event that constitutes Cause has occurred before the Transferability Date.
(c)You Breached an Obligation to the Firm. You Breached an Obligation to the Firm before the Transferability Date.
(d)You Did Not Provide Timely and Accurate Certifications. You failed to certify that you have complied with all of the terms of the Plan and this Award Agreement as required by Paragraph 12(d), or you failed to comply with a term of the Plan or this Award Agreement to which you have certified compliance.
(e)You Did Not Follow Dispute Resolution Procedures. You attempted to have any dispute, controversy or claim under the Plan or this Award Agreement resolved in any manner that is not provided for by Paragraph 15 or Section 4.13 of the Plan, or you attempted to arbitrate a dispute, controversy or claim without first having exhausted your internal administrative remedies in accordance with Paragraph 12(c).
(f)You Brought an Action that Resulted in a Determination that Any Award Agreement Term Is Invalid. As a result of any action brought by you, it is determined that any term of this Award Agreement is invalid.
(g)You Received Compensation in Respect of Your Award from Another Employer. Your Employment terminated for any reason or you otherwise were no longer actively Employed with the Firm and another entity granted you cash, equity or other property (whether vested or unvested) to replace, substitute for or otherwise in respect of any Restricted Shares; provided, however, that your rights will only be terminated in respect of the Restricted Shares that are replaced, substituted for or otherwise considered by such other entity in making its grant.
(h)[You Received Compensation that this Award Is Intended to Replace. This Award is intended to replace or substitute for any award or compensation forgone with an entity to which you previously provided services, and such entity nevertheless delivered to you such award or compensation (including any cash, equity or other property (whether vested or unvested)), as determined by the Firm in its sole discretion.]
(4)[Additional Forfeiture and Repayment Conditions for Material Risk Takers. [If at any point in _____ the Firm identified][Since] you [were or have been identified] as a Material Risk Taker or its equivalent (“MRT”)[,][ then] [the [EU and] UK Material Risk Taker Appendix] [and/or] [the GSBE Material Risk Taker Appendix] ([as applicable to you,] the “MRT Appendix”) supplements this Paragraph 9. The MRT Appendix sets forth additional circumstances under which you may (i) forfeit up to all of your Restricted Shares and (ii) be required to repay to the Firm up to all amounts previously delivered or paid to you under your Award in accordance with Paragraph 10. Your MRT classification, as defined in the MRT Appendix, was communicated to you separately. [If you are unsure of whether the

Firm identified you as an MRT, or which classification(s) apply, you must contact HCM prior to accepting this Award.] The Firm’s records with respect to such classification(s) will be controlling as to whether and which MRT Appendix applies to your Award. [The MRT classifications with their corresponding MRT Appendix are as follows:

MRT Classification	MRT Appendix
UK MRT	EU and UK Material Risk Taker Appendix
GSAMI MRT and GSAMI Senior Management	EU and UK Material Risk Taker Appendix
GSAMBV MRT	EU and UK Material Risk Taker Appendix
GSPIC MRT and GSPIC Senior Management	EU and UK Material Risk Taker Appendix
GSBE MRT and GSBE Senior Management	GSBE Material Risk Taker Appendix
GSBE MRT or GSBE Senior Management and any combination of GSAMI MRT, GSAMI Senior Management, GSAMBV MRT, GSPIC MRT, GSPIC Senior Management or UK MRT	GSBE Material Risk Taker Appendix and EU and UK Material Risk Taker Appendix]]

(5)Actions Pending Forfeiture. In connection with any investigation as to whether one or more of the events that would result in forfeiture under the Plan [or][,] this Paragraph 9 [or the MRT Appendix] have occurred, the Firm reserves the right to (i) suspend the release of Transfer Restrictions; (ii) deliver any dividends into an escrow account in accordance with Paragraph 12(e)(iii); or (iii) apply additional Transfer Restrictions to your Award.
Repayment of Your Award
10.When You May Be Required to Repay Your Award. If the Committee determines that any term of this Award was not satisfied, you will be required, immediately upon demand therefor, to repay to the Firm the following:
(1)Any Restricted Shares for which the terms (including the terms for the release of Transfer Restrictions) were not satisfied, in accordance with Section 2.5.3 of the Plan.
(2)Any dividends paid in respect of any Restricted Shares that are cancelled or required to be repaid.
(3)Any amount applied to satisfy tax withholding or other obligations with respect to any Restricted Shares or dividend payments that are forfeited or required to be repaid.
Exceptions to the Transferability Date
11.Accelerated Release of Transfer Restrictions in the Event of [a Qualifying Termination][,] [Conflicted Employment] [or] Death. In the event of your [Qualifying Termination][,] [Conflicted Employment] [or] death, [each] as described below, your Restricted Shares will be treated as described in this Paragraph 11, and, except as set forth in Paragraph 11[(a)][(b)], all other terms of this Award Agreement continue to apply, including the other forfeiture and repayment events in Paragraphs 9 and 10 [and the MRT Appendix].
(1)[You Have a Qualifying Termination. If your Employment terminates when you meet the requirements of a Qualifying Termination, Transfer Restrictions will cease to apply. In addition, the forfeiture events in Paragraph 9 [(except the MRT Appendix)] will not apply to your Award.]

(2)[You Are Determined to Have Accepted Conflicted Employment.
(a)Generally. To the extent consistent with applicable law, regulation and regulatory guidance, if your Employment terminates solely because you resign to accept Conflicted Employment or if, following your termination of Employment, you notify the Firm that you are accepting Conflicted Employment, either Transfer Restrictions will cease to apply or you will receive a lump sum cash payment (as described in Paragraph 12(e)(ii)) as soon as practicable after the Committee or a SIP Administrator has received satisfactory documentation relating to your Conflicted Employment.
(b)You May Have to Take Other Steps to Address Conflicts of Interest. The Committee retains the authority to exercise its rights under the Award Agreement and the Plan (including Section 1.3.2 of the Plan) to take or require you to take other steps it determines in its sole discretion to be necessary or appropriate to cure an actual or perceived conflict of interest (which may include a determination that the accelerated release of Transfer Restrictions described in Paragraph 11[(a)][(b)](i) will not apply because such actions are not necessary or appropriate to cure an actual or perceived conflict of interest).]
(3)Death. If you die, any Transfer Restrictions will cease to apply as soon as practicable after the date of death and receipt of any documentation as may be requested by the Committee or a SIP Administrator.
Other Terms and Conditions of Your Award
12.Additional Terms, Conditions and Consents.
(1)You Will Be Required to Accept Additional Terms. In addition to the terms of the Award Agreement, the Award Documentation includes Additional Terms. By accepting the Award and executing the Signature Card, you agree to any such Additional Terms applicable to you as set forth in the Award Documentation, which will include but are not limited to the following:
(a)Notice Period Policy. You must agree to abide by the terms, as applicable to you, of the Policy on Notice Periods for Recipients of Year-End Equity-Based Awards and Other Deferred Compensation (the “Notice Period Policy”)[; which, for the avoidance of doubt, applies to your Award].
(b)Mutual Agreement Regarding Arbitration of Employment-Related Disputes. You must agree to the Mutual Agreement Regarding Arbitration of Employment-Related Disputes, which imposes obligations in addition to those contained in Paragraph 15.
(c)APAC Restrictive Covenants. If you are employed by the Firm in the Asia-Pacific Region (e.g., Australia, the People’s Republic of China, the Hong Kong Special Administrative Region, India, Indonesia, Japan, the Republic of Korea, New Zealand, Singapore, Taiwan), you must agree to the APAC Restrictive Covenants Agreement.
(d)Role-, Business- or Division-Specific Agreements. If applicable to you, you must accept Additional Terms related to your specific role, business unit or division as set forth in the Award Documentation.
(2)You Must Satisfy Applicable Tax Withholding Requirements. Release of Transfer Restrictions is conditioned on your satisfaction of any applicable withholding taxes in accordance with Section 4.2 of the Plan, which includes the Firm deducting or withholding amounts from any delivery, payment or distribution to you. In addition, to the extent permitted by applicable law, the Firm, in its sole discretion, may require you to provide amounts equal to all or a portion of any Federal, state, local, foreign or other tax obligations imposed on you or the Firm in connection with the grant or delivery of this Award by requiring you to choose between remitting the amount (i) in cash (or through payroll deduction or otherwise) or (ii) in the form of proceeds from the Firm’s executing a sale of Restricted

Shares delivered to you under this Award. In no event, however, does this Paragraph 12(b) give you any discretion to determine or affect the timing of the delivery of Restricted Shares or the timing of payment of tax obligations.
(3)You Must Comply with Applicable Deadlines and Procedures to Appeal. If you disagree with a determination made by the Committee, the SIP Administrators or any of their delegates or designees relating to the Plan, the Award or this Award Agreement and you wish to appeal such determination, you must submit a written request to the Committee for review within 180 days after the determination at issue. You must exhaust your internal administrative remedies (i.e., submit your appeal and wait for resolution of that appeal) before seeking to resolve a dispute, controversy or claim through arbitration pursuant to Paragraph 15 and Section 4.13 of the Plan.
(4)You May Be Required to Certify Compliance with Award Terms; You Are Responsible for Providing Updated Contact Information After Your Departure from the Firm. If your Employment terminates while you continue to hold Restricted Shares, the Firm may require you to provide certifications of your compliance with all of the terms of the Plan and this Award Agreement. You understand and agree that (i) your contact information as reflected in the Firm’s personnel records at the time any certification is requested will be deemed current; (ii) it is your responsibility to inform HCM of any changes to your contact information to ensure timely receipt of the certification materials, regardless of whether your contact information is provided to another part of the Firm; and (iii) you are responsible for contacting the Firm to obtain such certification materials if not received. Your failure to return properly completed certification materials by the specified deadline (including because you did not provide HCM with updated contact information) will result in the forfeiture of all of your Restricted Shares and subject previously delivered amounts to repayment under Paragraph 9[(b)][(c)](iv).
(5)You Agree to Other Terms, Conditions and Consents. By accepting this Award you understand and agree that:
(a)Amounts May Be Rounded to Avoid Fractional Shares. Restricted Shares may be rounded to avoid fractional Shares.
(b)Firm May Deliver Cash or Other Property Instead of Shares. In accordance with Section 1.3.2(i) of the Plan, in the sole discretion of the Committee, in lieu of all or any portion of the Shares, the Firm may deliver cash, other securities, other awards under the Plan or other property, and all references in this Award Agreement to deliveries of Shares will include such deliveries of cash, other securities, other awards under the Plan or other property.
(c)Firm May Deliver Your Award into an Escrow Account. The Firm may establish and maintain an escrow account on such terms (which may include your executing any documents related to, and your paying for any costs associated with, such account) as it may deem necessary or appropriate, and the delivery of Restricted Shares, and any payment of cash (including dividends) or other property, may initially be made into and held in that escrow account until such time as the Committee has received such documentation as it may have requested or until the Committee has determined that any other conditions or restrictions on delivery of Restricted Shares, cash or other property required by this Award Agreement have been satisfied.
(d)Firm May Affix Legends and Place Stop Orders on Shares. GS Inc. may affix to Certificates representing Shares any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under the Additional Terms, a separate agreement or any Firm policy applicable to you). GS Inc. may advise the transfer agent to place a stop order against any legended Shares. For the avoidance of doubt, Shares as used herein includes, without limitation, Restricted Shares.
(e)You Authorize the Firm to Register Any Restricted Shares and Sell, Assign or Transfer Any Forfeited Restricted Shares. You are granting to the Firm the full power and authority to register any Restricted Shares in its or its designee’s name and authorizing the Firm or its designee to sell, assign or transfer any Restricted Shares if you forfeit your Restricted Shares.
(f)You Agree to Certain Consents as a Condition to the Award. You are expressly consenting to all of the items listed in Section 4.5.3(d) of the Plan, including the Firm’s supplying to any third-party recordkeeper of the Plan or other person such personal information of yours as the Committee deems advisable to administer the Plan, and you agree to provide any additional consents that the Committee determines to be necessary or advisable.
(g)You Are Subject to the Firm’s Policies, Rules and Procedures. You are subject to the Firm’s policies in effect from time to time concerning trading in Shares and hedging or pledging Shares and equity-based compensation or other awards (including, without limitation, the “Firmwide Policy with Respect to Personal Transactions Involving GS Securities and GS Equity Awards” or any successor policies), as well as Confidential Information. You will effect sales of Shares in accordance with such rules and procedures as may be adopted from time to time (which may include, without limitation, restrictions relating to the timing of sale requests, the manner in which sales are executed, pricing method, consolidation or aggregation of orders and volume limits determined by the Firm).
(h)You Are Responsible for Costs Associated with Your Award. You will be responsible for all brokerage costs and other fees or expenses associated with your Shares, including those related to the sale of Shares.
(i)You Will Be Deemed to Represent Your Compliance with All the Terms of Your Award if You Sell Shares. You will be deemed to have represented and certified that you have complied with all of the terms of the Plan and this Award Agreement when you request the sale of Shares following the release of Transfer Restrictions.
(j)You Agree that Covered Persons Will Not Have Liability. In addition to and without limiting the generality of the provisions of Section 1.3.5 of the Plan, neither the Firm nor any Covered Person will have any liability to you or any other person for any action taken or omitted in respect of this or any other Award.
13.Non-transferability. Except as otherwise may be provided by the Committee, the limitations set forth in Section 4.7 of the Plan will apply to this Award. Any purported sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition (including through the use of any cash-settled instrument), whether voluntary or involuntary, in violation of the provisions of this Paragraph 13 or Section 4.7 of the Plan will be void.
14.Right of Offset. The obligation to pay dividends or to remove Transfer Restrictions under this Award Agreement is subject to Section 4.6 of the Plan, which provides for the Firm’s right to offset against such obligation any outstanding amounts you owe to the Firm and any amounts the Committee deems appropriate pursuant to any tax equalization policy or agreement.
Arbitration, Choice of Forum and Governing Law
15.Arbitration; Choice of Forum.
(1)By accepting this award, you are indicating that you understand and agree that the arbitration and choice of forum provisions set forth in Section 4.13 of the Plan will apply to this Award to the fullest extent permitted by applicable law. These provisions, which are expressly incorporated herein by reference, provide among other things that any dispute, controversy or claim between the Firm and you arising out of or relating to or concerning the Plan or this Award Agreement will be finally settled by arbitration, pursuant to the terms more fully set forth in Section 4.13 of the Plan; provided that nothing in the Plan or this Award Agreement shall preclude you from filing a charge with or participating in any investigation or proceeding conducted by any governmental authority, including but not limited to the SEC, the Equal Employment Opportunity Commission and a state or local human rights agency, as well as law enforcement.
(2)Nothing in the Plan or this Award Agreement includes an agreement to arbitrate claims on a class, collective or representative basis. To the fullest extent permitted by applicable law, no arbitrator will have the authority to consider class, collective or representative claims, to order consolidation or to join different claimants or grant relief other than on an individual basis to the individual claimant involved.
(3)Notwithstanding any applicable forum rules to the contrary, to the extent there is a question of enforceability of the Plan or this Award Agreement arising from a challenge to the arbitrator’s jurisdiction or to the arbitrability of a claim, it will be decided by a court and not an arbitrator.
(4)Prior to filing any arbitration in accordance with Section 4.13.1 of the Plan and Paragraph 15(a), you must first exhaust your internal administrative remedies in accordance with Section 3.13 of the Plan and Paragraph 12(c), which includes awaiting the Committee’s final determination of any appeal. To the fullest extent permitted by applicable law, no arbitrator will have the authority to consider any dispute, controversy or claim as to which you have not first exhausted your internal administrative remedies in accordance with Section 3.13 of the Plan and Paragraph 12(c).
(5)By accepting your Award, you agree to arbitrate all claims in accordance with the arbitration procedure as described in Section 4.13 of the Plan and this Paragraph 15.
(6)The Federal Arbitration Act governs interpretation and enforcement of all arbitration provisions under the Plan and this Award Agreement, and all arbitration proceedings thereunder.
(7)Nothing in the Plan or this Award Agreement creates a substantive right to bring a claim under U.S. Federal, state or local employment laws.
(8)By accepting your Award, you irrevocably appoint each General Counsel of GS Inc., or any person whom the General Counsel of GS Inc. designates, as your agent for service of process in connection with any suit, action or proceeding arising out of or relating to or concerning the Plan or any Award which is not arbitrated pursuant to the provisions of Section 4.13.1 of the Plan, who shall promptly advise you of any such service of process.
(9)As a condition of your Award, you also must accept the terms of the Mutual Agreement Regarding Arbitration of Employment-Related Disputes, which is included among the Additional Terms described in Paragraph 12(a) and sets forth obligations independent of this Paragraph 15. For the avoidance of doubt, the obligation to exhaust your internal remedies described in Paragraph 12(c) and Paragraph 15(d) only applies to disputes, controversies or claims relating to the Plan or the Award Agreement.
16.Governing Law. Except as provided in Section 4.13 of the Plan, this Award will be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.
Committee Authority, Amendment, Construction and Regulatory Reporting
17.Committee Authority. The Committee has the authority to determine, in its sole discretion, that any event triggering forfeiture or repayment of your Award will not apply, to limit the forfeitures and repayments that result under Paragraphs 9 and 10 and to remove any Transfer Restrictions before the Transferability Date.

18.Amendment. The Committee reserves the right at any time to amend the terms of this Award Agreement, and the Board may amend the Plan in any respect; provided that, notwithstanding the foregoing and Sections 1.3.2(f), 1.3.2(h) and 4.1 of the Plan, no such amendment will materially adversely affect your rights and obligations under this Award Agreement without your consent; and provided further that the Committee expressly reserves its rights to amend the Award Agreement and the Plan as described in Sections 1.3.2(h)(1), (2) and (4) of the Plan. A modification that impacts the tax consequences of this Award or the timing of transferability will not be an amendment that materially adversely affects your rights and obligations under this Award Agreement. Any amendment of this Award Agreement will be in writing.
19.Construction, Headings. Unless the context requires otherwise, (a) words denoting any gender include all genders, (b) the singular includes the plural and the plural includes the singular, (c) the word “or” is not exclusive, and (d) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof. References in this Award Agreement to any specific Plan provision will not be construed as limiting the applicability of any other Plan provision.
20.Providing Information to the Appropriate Authorities; Protected Communications. In accordance with applicable law, nothing in this Award Agreement (including the forfeiture and repayment provisions in Paragraphs 9 and 10) or the Plan prevents you from providing information you reasonably believe to be true to the appropriate Governmental Authority, including a regulatory, judicial, administrative, or other governmental entity; reporting possible violations of law or regulation; making other disclosures that are protected under any applicable law or regulation; or filing a charge or participating in any investigation or proceeding conducted by a Governmental Authority. Similarly, nothing in this Award Agreement or the Plan prohibits you from engaging in protected concerted activity pursuant to applicable law protecting such activity, including discussing wages, hours, or other terms and conditions of your employment; or speaking with your own attorney regarding your own legal rights or obligations. In addition, nothing in this Award Agreement or the Plan limits your ability to use the internal and external reporting channels that are available to you, as described in the Firmwide Policy on Escalation, as may be amended from time to time, or any successor policy thereto.

IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.
THE GOLDMAN SACHS GROUP, INC.

[[EU and] UK Material Risk Taker Appendix
This Appendix supplements Paragraph 9 and sets forth additional events that result in forfeiture of up to all of your Restricted Shares and may require repayment to the Firm of up to all other amounts previously delivered or paid to you under your Award in accordance with Paragraph 10. As with the events described in Paragraph 9, more than one event may apply; in no case will the occurrence of one event limit the forfeiture and repayment obligations as a result of the occurrence of any other event; and the Firm reserves the same rights in connection with any investigation of whether any of the events that result in forfeiture under this Appendix have occurred as set forth in Paragraph 9[(c)][(d)][(e)].
With respect to the events described in this Appendix, the Committee will consider certain factors to determine whether and what portion of your Award will terminate, including the reason for the Loss Event or Risk Event, as well as the extent to which you participated in the Loss Event or Risk Event and your compensation for _____ may or may not have been adjusted to take into account the risk associated with the Loss Event, Risk Event, your Serious Misconduct or the Serious Misconduct of a Supervised Employee. Your compensation may be adjusted for the year in which the Loss Event, Risk Event, your Serious Misconduct or a Supervised Employee’s Serious Misconduct is discovered.
Paragraph 5 of this Appendix contains certain definitions not otherwise contained in the Award Agreement.
(1)A Loss Event Occurs Prior to Delivery. If a Loss Event occurs prior to the release of Transfer Restrictions, your rights to all or a portion of your Restricted Shares for which Transfer Restrictions are scheduled to release on the next Transferability Date immediately following the date that the Loss Event is identified (or, if not practicable, then the next following Transferability Date) will terminate and such Restricted Shares will be cancelled.
(a)“Loss Event” means (i) an annual pre-tax loss at GS Inc. or (ii) annual negative revenues in one or more reporting segments as disclosed in the Firm’s Form 10-K other than the Asset & Wealth Management segment (or any successor or equivalent segment or sub-segment as determined by the Firm), or annual negative revenues in the Asset & Wealth Management segment (or any successor or equivalent segment or sub-segment as determined by the Firm) of $5 billion or more, provided in either case that you are employed in a business within such reporting segment.
(2)A Risk Event Occurs On or Before the Applicable End Date. If a Risk Event occurs on or before the Applicable End Date, (a) your rights in respect of all or a portion of your Restricted Shares (whether or not Vested) will terminate and such Restricted Shares will be cancelled and (b) you will be obligated immediately upon demand therefor to pay the Firm an amount not in excess of the greater of the Fair Market Value of the Restricted Shares (plus any dividends) for which Transfer Restrictions were released (without reduction for any amount applied to satisfy tax withholding or other obligations) determined as of (i) the date the Risk Event occurred and (ii) the date that the repayment request is made.
(a)“Risk Event” means there occurs a loss of 5% or more of firmwide total capital from a reportable operational risk event determined in accordance with the firmwide Reporting and Operational Risk Events Policy (or any successor policy).
(3)You Engage in Serious Misconduct On or Before the Applicable End Date. If you engage in Serious Misconduct during the period beginning on the applicable Transferability Date through the Applicable End Date, you will be obligated immediately upon demand therefor to pay the Firm an amount not in excess of the greater of the Fair Market Value of the Restricted Shares (plus any dividends) for which Transfer Restrictions were released (without reduction for any amount applied to satisfy tax withholding or other obligations) determined as of (a) the date the Serious Misconduct occurred and (b) the date that the repayment request is made.

(a)“Serious Misconduct” means that you engage in conduct that the Firm reasonably considers, in its sole discretion, to be misconduct sufficient to justify summary termination of employment under applicable employment law.
(4)A Supervised Employee Engages in Serious Misconduct. If the Committee determines that it is appropriate to hold you accountable in whole or in part for Serious Misconduct related to compliance, control or risk that occurred during _____ by a Supervised Employee, your rights in respect of all or a portion of your Restricted Shares will terminate and such Restricted Shares will be cancelled.
(a)“Supervised Employee” means an individual with respect to whom the Committee determines you had supervisory responsibility as a result of direct or indirect reporting lines or your management responsibility for an office, division or business.
(5)Certain Definitions.
(a)“Applicable End Date” means [__________.][, with respect to each classification in the table below, the following:

Classification	Applicable End Date
[EU MRT and] UK MRT	__________
GSAMI MRT	__________
GSAMI Senior Management	__________]

(b)[“EU MRT” means an individual who was classified by the Firm as a GSAMBV MRT, GSPIC MRT or GSPIC Senior Management. EU MRT does not include AIFMD-UCITS Identified Staff of Goldman Sachs Asset Management Fund Services Ltd. (“GSAMFSL Identified Staff”).
(c)“GSAMBV MRT” means an individual who, [at any point in _____][as applicable to the Award], was classified by the Firm as a Material Risk Taker in accordance with the applicable remuneration rules of the Alternative Investment Fund Managers Directive or Undertakings for Collective Investment in Transferable Securities V (“AIFMD-UCITS”), including “Identified Staff” under AIFMD-UCITS (“AIFMD-UCITS Identified Staff”), as applicable to the business operations of Goldman Sachs Asset Management, B.V. or GS TFI, including any branch or subsidiary thereof (collectively, “GSAM BV”), whether or not GSAM BV has employed such individual.
(d)“GSAMI MRT” means an individual who, [at any point in _____][as applicable to the Award], was classified by the Firm as a GSAMI Material Risk Taker in accordance with the remuneration code under the UK Investment Firms Prudential Regime (“IFPR”) as applicable to the business operations of Goldman Sachs Asset Management International Ltd. (“GSAMI”).
(e)“GSAMI Senior Management” means an individual who, [at any point in _____][as applicable to the Award], was classified by the Firm as a GSAMI Senior Management in accordance with the remuneration code under the IFPR as applicable to the business operations of GSAMI.

(f)“GSPIC MRT” means an individual who, [at any point in _____][as applicable to the Award], was classified by the Firm as a Material Risk Taker with respect to Goldman Sachs Paris Inc. et Cie (“GSPIC”) in accordance with the applicable remuneration rules of the Investment Firms Regulation/Investment Firms Directive (“IFR/IFD”).
(g)“GSPIC Senior Management” means an individual who, [at any point in _____][as applicable to the Award], was classified by the Firm as Senior Management with respect to GSPIC in accordance with the applicable remuneration rules of the IFR/IFD.
(h)“GS TFI” means Goldman Sachs Towarzystwo Funduszy Inwestycyjnych S.A.]
(i)“UK MRT” means an individual who, [at any point in _____][as applicable to the Award], was classified by the Firm as a Material Risk Taker (including UK Risk Managers and UK PRA Senior Managers) in accordance with the remuneration codes applicable to dual-regulated UK firms.
(j)[For purposes of these definitions, if during _____ you were classified by the Firm as any combination of EU MRT and GSAMI MRT, GSAMI Senior Management or UK MRT then your classification in the table above is EU MRT; any combination of GSAMI MRT or GSAMI Senior Management and UK MRT then your classification in the table above is UK MRT; or as a combination of GSAMI MRT and GSAMI Senior Management then your classification in the table above is GSAMI Senior Management.]
Notwithstanding any provision in the Plan, this Award Agreement or any other agreement or arrangement you may have with the Firm, the parties agree that to the extent that there is any dispute, controversy or claim arising out of or relating to the payment required by Paragraphs 2 and 3 of this Appendix (including your refusal to remit payment) the parties will submit to arbitration in accordance with Paragraph 15 of this Award Agreement and Section 4.13 of the Plan as the sole means of resolution of such dispute, controversy or claim (including the recovery by the Firm of the payment amount).]

[GSBE Material Risk Taker Appendix
This Appendix supplements Paragraph 9 and sets forth additional events that result in forfeiture of up to all of your Restricted Shares and may require repayment to the Firm of up to all other amounts previously delivered or paid to you under your Award in accordance with Paragraph 10. As with the events described in Paragraph 9, more than one event may apply; in no case will the occurrence of one event limit the forfeiture and repayment obligations as a result of the occurrence of any other event; and the Firm reserves the same rights in connection with any investigation of whether any of the events that result in forfeiture under this Appendix have occurred as set forth in Paragraph 9[(c)][(d)][(e)].
With respect to the events described in this Appendix, the Committee will consider all relevant factors in making the decision, in its sole discretion as to whether an Adjustment Event or Actionable Misconduct have occurred.
This Appendix applies to all Restricted Shares in your Award if, at any point in _____, you were classified by the Firm as a Material Risk Taker (“GSBE MRT”) or Senior Management or highly compensated employee (“GSBE Senior Management”) in connection with the business operations of Goldman Sachs Bank Europe SE or any branch or subsidiary thereof (collectively, “GSBE”), whether or not GSBE employed you.
(1)An Adjustment Event Occurs with Respect to _____. If an Adjustment Event occurs with respect to _____, (a) your rights in respect of all or a portion of your Restricted Shares will terminate and such Restricted Shares will be cancelled and (b) you will be obligated immediately upon demand therefor to pay the Firm an amount not in excess of the greater of the Fair Market Value of the Restricted Shares (plus any dividend payments) for which Transfer Restrictions were released (without reduction for any amount applied to satisfy tax withholding or other obligations) determined as of (i) the date the Adjustment Event occurred and (ii) the date that the repayment request is made.
(a)“Adjustment Event” means that one of the following has occurred:
(i)you significantly contributed to, or were responsible for, any conduct that resulted in a loss of 0.75% or more of the total capital of GS Inc.;
(ii)a material regulatory sanction for the Firm comprising one or more of the following:
(A)a moratorium pursuant to sec. 46g of the KWG,
(B)a measure in case of danger pursuant to sec. 46 of the KWG,
(C)the revocation of appointment of a manager pursuant to sec. 36 of the KWG,
(D)a fine pursuant to sec. 56 of the KWG or a threatened penalty payment, if the fine or penalty payment amounts to 0.75% or more of the total capital of GS Inc.,
(E)the cancellation of the banking permit pursuant to sec. 35 of the KWG,
(F)an order to increase the capital requirements of GSBE by at least 0.5% pursuant to sec. 10 of the KWG,
(G)a measure in case of organizational deficiencies,
(H)a comparable regulatory order, or
(I)a material supervisory measure; or

(iii)you acted in serious violation of relevant external or internal rules with respect to suitability and conduct, provided that a violation is considered serious if it suitable to justify a termination of employment for cause pursuant to Section 626 of the German Civil Code or a termination of employment for misconduct pursuant to Section 1 of the German Termination Protection Act.
(b)“KWG” means the German Banking Act (Kreditwesengesetz).
(2)You Engage in Actionable Misconduct. If the Committee determines that you engaged in Actionable Misconduct, which if known (or if known, adequately considered) would have resulted in a reduction to your annual variable compensation when your variable compensation for that year was determined, your rights in respect of all or a portion of your Restricted Shares will terminate and such Restricted Shares will be cancelled.
(a)“Actionable Misconduct” means either or both of:
(i)“Unethical behavior” within the meaning of the IVV; or
(ii)“Breach of duty” within the meaning of the IVV.
(b)“IVV” means the German Remuneration Ordinance for Institutions (Institutsvergütungsverordnung) and applicable guidance from the European Central Bank or the German Federal Financial Supervisory Authority (BaFin).
Notwithstanding any provision in the Plan, this Award Agreement or any other agreement or arrangement you may have with the Firm, the parties agree that to the extent that there is any dispute, controversy or claim arising out of or relating to the payment required by this Appendix (including your refusal to remit payment) the parties will submit to arbitration in accordance with Paragraph 15 of this Award Agreement and Section 4.13 of the Plan as the sole means of resolution of such dispute, controversy or claim (including the recovery by the Firm of the payment amount).]

Definitions Appendix
The following capitalized terms are used in this Award Agreement with the following meanings:
(1)“Acceptance Deadline” means the date communicated to you by the Firm as the deadline to accept your Award. The Acceptance Deadline will be no less than 14 days after the Award Documentation is first made available to you in full. To the extent you are entitled to a translation in accordance with the Language Notice for Equity Awards provided to you as part of the Award Documentation, the Acceptance Deadline will be extended by the time required to furnish you with any such translation.
(2)“Account” has the definition set forth in the Plan and means any brokerage account, custody account or similar account, as approved or required by GS Inc. from time to time, into which Shares, cash or other property in respect of an Award are delivered.
(3)“Additional Terms” has the definition set forth in the Plan and means any additional contractual terms, other than the terms of the Award, that the Committee or the Firm determines that a Grantee must accept as a condition of receiving an Award.
(4)“Associate(s)” has the definition set forth in the Plan and means that the Grantee: (i) forms, or acquires a 5% or greater equity ownership, voting or profit participation interest in; or (ii) associates in any capacity (including association as an officer, employee, partner, director, consultant, agent or advisor). Associate(s) may include, as determined in the discretion of the Committee, (i) becoming the subject of any publicly available announcement or report of a pending or future association and (ii) unpaid associations, including an association in contemplation of future employment. “Association” has its correlative meaning.
(5)“Authorized Person” has the definition set forth in the Plan and means any member of the SIP Committee, any SIP Administrator and any other individual authorized to act with respect to the Plan, an Award or an Award Agreement, for so long and under such terms as determined by the Committee.
(6)“Award Statement” has the definition set forth in the Plan and means a written statement that reflects certain Award terms.
(7)“Board” has the definition set forth in the Plan and means the Board of Directors of GS Inc.
(8)“Breached an Obligation to the Firm” means that you failed to meet, in any respect, any obligation under any agreement with the Firm, or any agreement entered into in connection with your Employment or any Award; including, without limitation, any offer letter, employment agreement or any shareholders’ agreement relating to the Firm, as well as any Additional Terms. In addition, your failure to pay or reimburse the Firm, on demand, for any amount you owe to the Firm will constitute failure to meet an obligation you have under an agreement, regardless of whether such obligation arises under a written agreement.
(9)“Business Day” has the definition set forth in the Plan and means any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are authorized or obligated by Federal law or executive order to be closed.
(10)“Cause” has the definition set forth in the Plan and means (i) the Grantee’s conviction, whether following trial or by plea of guilty or nolo contendere (or similar plea), in a criminal proceeding (A) on a misdemeanor charge involving fraud, false statements or misleading omissions, wrongful taking, embezzlement, bribery, forgery, counterfeiting or extortion, or (B) on a felony charge, or (C) on an equivalent charge to those in clauses (A) and (B) in jurisdictions which do not use those designations, (ii) the Grantee’s engaging in any conduct which constitutes an employment disqualification under applicable law (including statutory disqualification as defined under the Exchange Act), (iii) the Grantee’s willful failure to perform the Grantee’s duties to the Firm, (iv) the Grantee’s violation of any securities or commodities laws, any rules or regulations issued pursuant to such laws, or the rules and regulations of any securities or commodities exchange or association of which the Firm is a member, (v) the Grantee’s violation of any Firm policy concerning hedging or pledging or confidential or proprietary information, or the Grantee’s material violation of any other Firm policy as in effect from time to time, (vi) the Grantee’s engaging in any act or making any statement which impairs, impugns, denigrates, disparages or negatively reflects upon the name, reputation or business interests of the Firm or (vii) the Grantee’s engaging in any conduct detrimental to the Firm. The determination as to whether Cause has occurred shall be made by the Committee in its sole discretion and, in such case, the Committee also may, but shall not be required to, specify the date such Cause occurred (including by determining that a prior termination of Employment was for Cause). Any rights the Firm may have hereunder and in any Award Agreement in respect of the events giving rise to Cause shall be in addition to the rights the Firm may have under any other agreement with a Grantee or at law or in equity.
(11)“Certificate” has the definition set forth in the Plan and means a stock certificate (or other appropriate document or evidence of ownership) representing Shares.
(12)“Change in Control” has the definition set forth in the Plan and means the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving GS Inc. (a “Reorganization”) or sale or other disposition of all or substantially all of GS Inc.’s assets to an entity that is not an affiliate of GS Inc. (a “Sale”), that in each case requires the approval of Shareholders under the law of GS Inc.’s jurisdiction of organization, whether for such Reorganization or Sale (or the issuance of securities of GS Inc. in such Reorganization or Sale), unless immediately following such Reorganization or Sale, either: (i) at least 50% of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of (A) the entity resulting from such Reorganization, or the entity which has acquired all or substantially all of the assets of GS Inc. in a Sale (in either case, the “Surviving Entity”), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, as such Rule is in effect on the date of the adoption of the 1999 SIP) of 50% or more of the total voting power (in respect of the election of directors, or similar officials in the case of an entity other than a corporation) of the Surviving Entity (the “Parent Entity”) is represented by GS Inc.’s securities (the “GS Inc. Securities”) that were outstanding immediately prior to such Reorganization or Sale (or, if applicable, is represented by shares into which such GS Inc. Securities were converted pursuant to such Reorganization or Sale) or (ii) at least 50% of the members of the board of directors (or similar officials in the case of an entity other than a corporation) of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) following the consummation of the Reorganization or Sale were, at the time of the Board’s approval of the execution of the initial agreement providing for such Reorganization or Sale, individuals (the “Incumbent Directors”) who either (A) were members of the Board on the Effective Date or (B) became directors subsequent to the Effective Date and whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of GS Inc.’s proxy statement in which such persons are named as nominees for director).
(13)“Client” has the definition set forth in the Plan and means any client or prospective client of the Firm to whom the Grantee provided services, or for whom the Grantee transacted business, or whose identity became known to the Grantee in connection with the Grantee’s relationship with or employment by the Firm.
(14)“Code” has the definition set forth in the Plan and means the Internal Revenue Code of 1986, as amended from time to time, and the applicable rulings and regulations thereunder.
(15)“Committee” has the definition set forth in the Plan and means the Compensation Committee unless otherwise determined by the Board; provided, however, that (i) to the extent that the authority of the Compensation Committee to administer the Plan or any Award is granted or delegated to the SIP Committee, “Committee” shall mean the SIP Committee when acting pursuant to such a grant or delegation; and (ii) to the extent the Board determines it is appropriate for Awards under the Plan to qualify for the exemption available under Rule 16b-3(d)(1) or Rule 16b-3(e) promulgated under the

Exchange Act, “Committee” shall mean a committee or subcommittee of the Board composed of two or more members, each of whom is a “non-employee director” within the meaning of Rule 16b-3.
(16)“Common Stock” has the definition set forth in the Plan and means common stock of GS Inc., par value $0.01 per share.
(17)“Compensation Committee” has the definition set forth in the Plan and means the Compensation Committee of the Board.
(18)“Competitive Enterprise” has the definition set forth in the Plan and means an existing or planned business enterprise that (i) engages, or may reasonably be expected to engage, in any activity; (ii) owns or controls, or may reasonably be expected to own or control, a significant interest in any entity that engages in any activity or (iii) is, or may reasonably be expected to be, owned by, or a significant interest in which is, or may reasonably be expected to be, owned or controlled by, any entity that engages in any activity that, in any case, competes or will compete anywhere with any activity in which the Firm is engaged. The activities covered by this definition include, without limitation: financial services such as investment banking; public or private finance; lending; financial advisory services; private investing for anyone other than the Grantee and members of the Grantee’s family (including for the avoidance of doubt, any type of proprietary investing or trading); private wealth management; private banking; consumer or commercial cash management; consumer, digital or commercial banking; merchant banking; asset, portfolio or hedge fund management; insurance or reinsurance underwriting or brokerage; property management; or securities, futures, commodities, energy, derivatives, currency or digital asset brokerage, sales, lending, custody, clearance, settlement or trading.
(19)“Confidential Information” means all confidential or proprietary information concerning the Firm’s or any Client’s businesses, strategies, results, operations, financial affairs, organizational and personnel matters, policies and procedures, investments, or investment preferences, as well as other non-public matters or information concerning the Firm, its personnel or any Client, including information accessible in written or electronic form or orally.
(20)“Conflicted Employment” has the definition set forth in the Plan and means the Grantee’s employment at any U.S. Federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization, or any agency or instrumentality of any such government or organization, or any other employer determined by the Committee (other than an “Accounting Firm” within the meaning of SEC Rule 2-01(f)(2) of Regulation S-X or any successor thereto), if, as a result of such employment, the Grantee’s continued holding of any Outstanding Award or Restricted Shares would result in an actual or perceived conflict of interest.
(21)“Covered Enterprise” has the definition set forth in the Plan and means a Competitive Enterprise and any other existing or planned business enterprise that: (i) offers, holds itself out as offering or reasonably may be expected to offer products or services that are the same as or similar to those offered by the Firm or that the Firm reasonably expects to offer (“Firm Products or Services”); or (ii) engages in, holds itself out as engaging in or reasonably may be expected to engage in any other activity that is the same as or similar to any financial activity engaged in by the Firm or in which the Firm reasonably expects to engage (“Firm Activities”). For the avoidance of doubt, Firm Activities include any activity that requires the same or similar skills as any financial activity engaged in by the Firm or in which the Firm reasonably expects to engage, irrespective of whether any such financial activity is in furtherance of an advisory, agency, proprietary or fiduciary undertaking.
The enterprises covered by this definition include enterprises that offer, hold themselves out as offering or reasonably may be expected to offer Firm Products or Services, or engage in, hold themselves out as engaging in or reasonably may be expected to engage in Firm Activities directly, as well as those that do so indirectly by ownership or control (e.g., by owning, being owned by or by being under common ownership with an enterprise that offers, holds itself out as offering or reasonably may be expected to offer Firm Products or Services or that engages in, holds itself out as engaging in or reasonably may be expected to engage in Firm Activities). The definition of Covered Enterprise includes, solely by way of example, any enterprise that offers, holds itself out as offering or reasonably may be expected to offer any product or service, or engages in, holds itself out as engaging in or reasonably may be expected to engage in any activity, in any case, associated with investment banking; public or private finance; lending; financial advisory services; private investing for anyone other than you or your family members (including, for the avoidance of doubt, any type of proprietary investing or trading); private wealth management; private banking; consumer or commercial cash management; consumer, digital or commercial banking; merchant banking; asset, portfolio or hedge fund management; insurance or reinsurance underwriting or brokerage; property management; or securities, futures, commodities, energy, derivatives, currency or digital asset brokerage, sales, lending, custody, clearance, settlement or trading. An enterprise that offers, holds itself out as offering or reasonably may be expected to offer Firm Products or Services, or engages in, holds itself out as engaging in or reasonably may be expected to engage in Firm Activities is a Covered Enterprise, irrespective of whether the enterprise is a customer, client or counterparty of the Firm or is otherwise associated with the Firm and, because the Firm is a global enterprise, irrespective of where the Covered Enterprise is physically located.
(22)“Covered Person” has the definition set forth in the Plan and means any member of the Board, the Compensation Committee, the SIP Committee, any SIP Administrator, any Authorized Person or any employee of the Firm.
(23)“Date of Grant” has the definition set forth in the Plan and means the date specified in the Grantee’s Award Agreement as the date of grant of the Award.
(24)“Delivery Date” means the first trading day in a Window Period that occurs on or after the Date of Grant.
(25)“Effective Date” has the definition set forth in the Plan and means the date this Plan is approved by Shareholders pursuant to Section 4.11 of the Plan.
(26)“Employment” has the definition set forth in the Plan and means the Grantee’s performance of services for the Firm, as determined by the Committee. The terms “employ” and “employed” shall have their correlative meanings. The Committee in its sole discretion may determine (i) whether and when a Grantee’s leave of absence results in a termination of Employment (for this purpose, unless the Committee determines otherwise, a Grantee shall be treated as terminating Employment with the Firm upon the occurrence of an Extended Absence), (ii) whether and when a change in a Grantee’s association with the Firm results in a termination of Employment and (iii) the impact, if any, of any such leave of absence or change in association on Awards theretofore made. Unless expressly provided otherwise, any references in the Plan or any Award Agreement to a Grantee’s Employment being terminated shall include both voluntary and involuntary terminations.
(27)“Exchange Act” has the definition set forth in the Plan and means the Securities Exchange Act of 1934, as amended from time to time, and the applicable rules and regulations thereunder.
(28)“Extended Absence” has the definition set forth in the Plan and means the Grantee’s inability to perform for six (6) continuous months, due to illness, injury or pregnancy-related complications, substantially all the essential duties of the Grantee’s occupation, as determined by the Committee.
(29)“Failed to Consider Risk” has the definition set forth in the Plan and means that the Grantee participated (or otherwise oversaw or was responsible for, depending on the circumstances, another individual’s participation) in the structuring or marketing of any product or service, or participated on behalf of the Firm or any of its clients in the purchase or sale of any security or other property, in any case without appropriate consideration of the risk to the Firm or the broader financial system as a whole (for example, where the Grantee has improperly analyzed such risk or where the Grantee has failed sufficiently to raise concerns about such risk) and, as a result of such action or omission, the Committee determines there has been, or reasonably could be expected to be, a material adverse impact on the Firm, the Grantee’s business unit or the broader financial system. This definition is not limited to financial risks and is designed to encourage the consideration of the full range of risks associated with activities (e.g., legal, compliance or reputational). This definition also does not require that a material adverse impact actually occur, but, rather, may be triggered if it is determined that there is a reasonable expectation of such an impact.
(30)“Firm” has the definition set forth in the Plan and means GS Inc. and its subsidiaries and affiliates.
(31)“Good Reason” has the definition set forth in the Plan and means, in connection with a termination of employment by a Grantee following a Change in Control, (i) as determined by the Committee, a materially adverse alteration in the Grantee’s position or in the nature or status of the Grantee’s responsibilities from those in effect immediately prior to the Change in Control or (ii) the Firm’s requiring the Grantee’s principal place of Employment to be located more than seventy-five (75) miles from the location where the Grantee is principally Employed at the time of the Change in Control (except for required travel on the Firm’s business to an extent substantially consistent with the Grantee’s customary business travel obligations in the ordinary course of business prior to the Change in Control).
(32)“Governmental Authority” has the definition set forth in the Plan and means any Federal, state and local government agency with authority over the applicable matter, including: (i) the U.S. Securities and Exchange Commission, the U.S. Equal Employment Opportunity Commission and any state or local human rights agency (e.g., the New York State Division of Human Rights, the New York City Commission on Human Rights, and the California Civil Rights Department), as well as law enforcement (e.g., the state Attorney General and the U.S. Department of Justice); and (ii) any analogue in the Grantee’s jurisdiction.
(33)“Grantee” has the definition set forth in the Plan and means a person who receives an Award.
(34)“GS Inc.” has the definition set forth in the Plan and means The Goldman Sachs Group, Inc., and any successor thereto.
(35)“HCM” means the Firm’s Human Capital Management Division or its successor.
(36)“1999 SIP” has the definition set forth in the Plan and means The Goldman Sachs 1999 Stock Incentive Plan, as in effect prior to the effective date of the 2003 SIP.
(37)“Outstanding” has the definition set forth in the Plan and means any Award to the extent it has not been forfeited, cancelled, terminated, exercised or with respect to which the Shares underlying the Award have not been previously delivered or other payments made.
(38)[“Qualifying Termination” has the definition set forth in the Plan and means that the Firm terminates a Grantee’s Employment, or the Grantee terminates the Grantee’s Employment for Good Reason; in each case, within 18 months (or such other time period as may be specified in an Award Agreement) following a Change in Control; and under such circumstances where an event constituting Cause has not occurred and the Grantee has not Failed to Consider Risk or Breached an Obligation to the Firm, as determined by the Committee.]
(39)“Restricted Share” means a Share granted, delivered or offered under the Plan that is subject to restrictions (including Transfer Restrictions, whether imposed on delivery or by application of Paragraph 9[(c)][(d)][(e)]), forfeiture and/or other terms and conditions specified in the Plan or the applicable Award Agreement. For the avoidance of doubt, references to “Restricted Shares” include “Shares at Risk.”
(40)“SEC” means the U.S. Securities and Exchange Commission.

(41)“Section 409A” has the definition set forth in the Plan and means Section 409A of the Code, including any amendments or successor provisions to that Section and any regulations and other administrative guidance thereunder, in each case as they, from time to time, may be amended or interpreted through further administrative guidance.
(42)“Section 409A Deferred Compensation” has the definition set forth in the Plan and means a “deferral of compensation” or “deferred compensation” as those terms are defined under Section 409A.
(43)“Selected Firm Personnel” means any individual: (i) who is, or in the 12 months preceding the conduct prohibited by Paragraph 9[(b)][(c)](i) was, a Firm employee or consultant; and (ii) (A) with whom you personally worked at any point during your Employment, (B) who, on or at any time during the 12 months preceding the date you give or receive notice of the termination of your Employment, worked in the same division(s) in which you worked, (C) about whom you obtained Confidential Information, or (D) who holds or has ever held the title of Advisory Director, Managing Director (Participating or Extended) or Senior Advisor of the Firm.
(44)“Share” has the definition set forth in the Plan and means a share of Common Stock granted, delivered or offered (as applicable) pursuant to an Award, including without limitation, a Restricted Share.
(45)“Shareholder” has the definition set forth in the Plan and means any shareholder of GS Inc.
(46)“Shares at Risk” has the definition set forth in the Plan and means Shares that are delivered subject to Transfer Restrictions and, as specified in the Plan or the applicable Award Agreement, forfeiture and/or other terms and conditions.
(47)“Signature Card” has the definition set forth in the Plan and means the document and/or website presented to a Grantee with his or her Award that the Grantee must execute (including by electronic means) to indicate the Grantee’s acceptance of the Award, the Award Agreement (including the Award Statement and the terms contained in the Signature Card) and any Additional Terms applicable to the Grantee, as well as the Grantee’s receipt of the Award Documentation.
(48)“SIP Administrator” has the definition set forth in the Plan and means each person designated by the Committee as a “SIP Administrator” with the authority to perform administrative functions for the Plan as may be delegated or authorized by the Committee.
(49)“SIP Committee” has the definition set forth in the Plan and means the persons who have been delegated certain authority under the Plan by the Committee.
(50)“Solicit” has the definition set forth in the Plan and means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, suggesting, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action. The terms “Solicited,” “Soliciting” and “Solicitation” will have their correlative meanings.
(51)“Transferability Date” means the first trading day in a Window Period that occurs in the month and year specified on your Award Statement as a transferability date; provided, however, that if there is no such date, the Transferability Date will be the earlier of another date selected by the Committee in the specified month and year or the first trading day in the subsequent Window Period.
(52)“Transfer Restrictions” has the definition set forth in the Plan and means restrictions that prohibit the sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposal (including through the use of any cash-settled instrument), whether voluntarily or involuntarily by the Grantee, of an Award or any Shares, cash or other property delivered in respect of an Award.
(53)“Vested” has the definition set forth in the Plan and means, with respect to an Award, the portion of the Award that is not subject to a condition that the Grantee remain actively employed by the

Firm in order for the Award to remain Outstanding. The fact that an Award becomes or is treated as Vested shall not mean or otherwise indicate that the Grantee has an unconditional or nonforfeitable right to such Award, and such Award shall remain subject to such terms, conditions and forfeiture and repayment provisions as may be provided for in the Plan or in the Award Agreement.
(54)“Window Period” has the definition set forth in the Plan and means a period designated by the Firm during which all employees of the Firm are permitted to purchase or sell Shares (provided that, if the Grantee is a member of a designated group of employees who are subject to different restrictions, the Window Period may be a period designated by the Firm during which an employee of the Firm in such designated group is permitted to purchase or sell Shares).